CERTIFICATE OF DESIGNATION, PREFERENCES

AND RIGHTS OF

SERIES A

CONVERTIBLE

PREFERRED STOCK

OF

EASTERN RESOURCES, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

EASTERN RESOURCES, INC., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the “Board of Directors”) by a unanimous written consent of the Board of Directors dated February 29, 2012 in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation authorized, unissued and undesignated, a series of the Preferred Stock consisting of 10,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1:  Designation and Amount.

(A)         Ten Million (10,000,000) shares of Preferred Stock shall be, and hereby are, designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), par value .001 per share.

(B)         Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designation, the number of shares of Preferred Stock that are designated as Series A Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series A Preferred Stock redeemed or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof.

Section 2:  Voting Rights.

The holders of shares of Series A Convertible Preferred Stock shall have the following voting rights:

(A)         Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of the Corporation’s common stock.

(B)         Except as otherwise provided herein or by law, the holders of shares of Series A Convertible Preferred Stock and the holders of shares of common stock of the Corporation shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)         Except as set forth herein, holders of Series A Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock of the Corporation as set forth herein) for taking any corporate action.

Section 3:  Dividends.

(A)         The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative non-compounding preferential dividends at the rate of 12% of the stated value of $6.00 per share per annum (the “Preferential Dividend”). No dividends may be declared or paid on the shares of common stock or any other capital stock of the Company so long as any shares of Series A Preferred Stock remain outstanding.

(B)         A Preferential Dividend declared by the Corporation shall be distributed and paid to the holder(s) of the outstanding shares of the Series A Preferred Stock as a class and shall be payable not less than annually on or prior to the last day of December (or the last day of the Company’s fiscal year if not on a Calendar year basis) in each year.

(C)         Notwithstanding anything to the contrary in this Section 3, in the event of any Liquidation Event, redemption at the option of the holder(s) or the Corporation or automatic conversion, each as provided in Sections 4, 5 and 6 below, respectively, any Preferential Dividend shall be deemed to have accrued whether or not the Corporation shall have had net profits or surplus legally available for such dividends in any annual dividend period.

(D)         During such time as there exists any unpaid cumulative Preferential Dividend due on the Series A Preferred Stock, no reclassification of the shares of the Corporation or reorganization of the Corporation in any manner provided by law shall be valid unless (i) the holders of a majority of the Series A Preferred Stock, voting as a class, approve, and (ii) provision is made for payment of the aggregate unpaid cumulated Preferential Dividend then in arrears, in cash, property, or by issuance of shares or other corporate obligations equivalent in value to such arrearage.

Section 4:  Liquidation Preference.

(A)         In the event of any Liquidation Event (as defined below), no distribution shall be made to holders of shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock, unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share equal to $6.00 (the “Liquidation Amount”) per share, plus the amount of any accrued and unpaid Preferential Dividend owed to holders of shares of the Series A Preferred Stock.

(B)          The holders of the Series A Preferred Stock shall be entitled to receive distributions out of the assets legally available for such distributions. In the event the assets of the Corporation are insufficient to pay the amounts owed to holders of Series A Preferred Stock upon a Liquidation Event, all available assets shall be paid to the holders of Series A Preferred Stock, and the holders of common stock and any other junior stock shall receive nothing.

(C)         After the payment of the full Liquidation Amount of the Series A Preferred Stock plus the amount of any accrued and unpaid Preferential Dividend, the remaining assets of the Corporation legally available for distribution, if any, shall upon such Liquidation Event be distributed ratably to the common stock and the holders of Series A Preferred Stock such that any assets or securities available for distribution shall be distributed pro-rata, on an equivalent basis, to all holders of all shares of the capital stock of the Corporation, including the Series A Preferred Stock on an “as-if-converted” basis.

(D)         A “Liquidation Event” shall be defined as any of the following events:

(i)          merger, consolidation or other business combination in which the Corporation is not the surviving entity in such transaction;

(ii)         an acquisition of any voting securities of the Corporation by any entity or person, immediately after which such entity or person has beneficial ownership of fifty-one percent (51%) or more of the then outstanding shares or the combined voting power of the Corporation’s then outstanding voting securities; or

(iii) the sale or other disposition of all or substantially all of the assets of the Corporation.

SECTION 5: Redemption

(A)         Redemption at the Option of the Holder. The holder(s) of the Series A Preferred Stock shall have the option (the “Holder Optional Redemption”), exercisable in whole or in part at any time and from time to time prior to the third anniversary of the issuance of the Series A Preferred Stock, to require the Corporation to purchase for cash, out of legally available funds, any or all of the then-outstanding shares of Series A Preferred Stock at a price equal to $6.00 per share (the “Holder Optional Redemption Price”), subject to the following limitations and conditions:

(i)          the holder(s) may not exercise this redemption option until the earlier of (A) six (6) months from the date of issuance of the Series A Preferred Stock or (B) the date that the Corporation verifies that it has produced a minimum of 25,000 ounces of gold;

(ii)         the holder(s) may not exercise this redemption option for more than one million (1,000,000) shares of Series A Preferred Stock in any calendar quarter, except that this limitation shall not apply in the last calendar quarter prior to the expiration of this redemption option;

(iii)        the holder(s) must give a written notice of its exercise of its redemption option to the Corporation, by delivery in person or by certified, registered or overnight mail (the “Holder Notice of Redemption”), at least 15 days prior to the date on with the Holder Optional Redemption will occur (the “Holder Redemption Date”). The Holder Notice of Redemption is effective only upon receipt by the Corporation. The Holder Notice of Redemption shall include the following information: (a) the Holder Redemption Date and (ii) the total number of shares of Series A Preferred Stock to be redeemed by the Corporation; and

(iv)        the Holder Optional Redemption price plus any accrued but unpaid Preferential Dividend must be paid to the holder(s) of the Series A Preferred Stock no later than 180 days following the Holder Redemption Date for Redemptions made in the first (1) year from the date of issuance and 90 days following the Holder Redemption Date for Redemption made in subsequent years

(B)         Redemption at the Option of the Company. The Corporation shall have the option (the “Corporation Optional Redemption”), exercisable in whole or in part at any time and from time to time prior to the third anniversary of the issuance of the Series A Preferred Stock, to redeem any or all of the then-outstanding shares of Series A Preferred Stock at a price equal to $7.00 per share (the “Corporation Optional Redemption Price”), subject to the following limitations and conditions

(i)          the Corporation shall pay the Corporation Optional Redemption Price in cash, out of legally available funds;

(ii)         the Corporation must give a written notice of its redemption to the holder(s), be delivery in person or by certified, registered or overnight mail (the “Corporation Notice of Redemption”), at least 15 days prior to the date on with the Corporation Optional Redemption will occur (the “Corporation Redemption Date”). The Corporation Notice of Redemption is effective only upon receipt by the holder(s). The Corporation Notice of Redemption shall include the following information: (a) the Corporation Redemption Date and (ii) the total number of shares of Series A Preferred Stock to be redeemed by the Corporation; and

(iii)        the Corporation Optional Redemption price along with any accrued but unpaid Preferential Dividend must be paid to the holder(s) of the Series A Preferred Stock no later than 90 days following the Corporation Redemption Date.

Section 6:  Conversion.

(A)         Automatic Conversion. Provided that the Holder Optional Redemption and the Corporation Optional Redemption have not been exercised in full by the holder(s) and the Corporation, respectively, by the third anniversary of the issuance of the Series A Preferred Stock, each share of then-outstanding Series A Preferred Stock shall automatically and immediately convert into one fully paid and non-assessable share of common stock of the Corporation. Such conversion shall occur automatically and without any further action by the holder(s) of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holder(s) of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder(s) promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of common stock of the Corporation into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(B)         Adjustments to the Number of Shares to be Issued Upon an Automatic Conversion.

(i)          If the Corporation should fix a record date for a stock split, combination, or subdivision of the outstanding shares of common stock of the Corporation, then, as of such record date, the number of shares of common stock of the Corporation issued upon the automatic conversion of the Series A Preferred Stock shall be adjusted so that the holder of each share of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon the Conversion of each such share the number of shares of the common stock of the Corporation which he would own or be entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the happening of such event.

(ii)         If any event occurs as to which, in the opinion of the board of directors, the provisions of subsection (B)(i) above are not strictly applicable or would not fairly protect the rights of the holders of Series A Convertible Preferred Stock, in accordance with the intent of these anti-dilution provisions, then the board shall make an adjustment in accordance with the intent of these provisions to protect the holders’ rights in the Series A Convertible Preferred Stock.

(iii)        Whenever any adjustment in the number of shares of common stock of the Corporation issuable upon conversion is required under this Section 6, the Corporation shall forthwith (i) file with its Transfer Agent, if applicable, a statement describing in reasonable detail the adjustment and the method of calculation used, which statement shall be certified by the chief financial officer of the Corporation and (ii) cause a copy of such notice to be mailed to the holder(s) of record of the Series A Convertible Preferred Stock at the close of business on the day preceding the effective date of such adjustment.

Section 7:  Protection Provisions

So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Series A Preferred Stock holder(s):

(A)	encumber the assets of the Corporation;

(B)	alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

(C)	alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

(D)	create or issue any securities senior to or Pari Passu with the Series A Preferred Stock;

(E)	issue any additional shares of Series A Preferred Stock;

(F)	issue any debt securities, incur any indebtedness or enter into any other agreement or arrangement that would entitle any third party to any preferences over the Series A Preferred Stock upon the occurrence of a Liquidation Event;

(G)	enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(H)	cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.

Section 8:  Restrictions on Transfer, Shares Reservation

(A)         The Series A Convertible Preferred Stock may not be transferred or assigned by the individual or entity to which it is granted, otherwise than by will or the laws of descent and distribution or unless such transfer is approved in advance in writing by the Corporation.

(B)         The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the automatic conversion of the shares of Series A Convertible Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of common stock of the Corporation shall not be sufficient to effect the automatic conversion of all then-outstanding shares of Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Thomas H. Hanna, Jr., its President, this 3rd day of April 2012.

By:	/s/ Thomas H. Hanna, Jr.
	Name:	Thomas H. Hanna, Jr.
	Title:	President